Exhibit 10.19

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (as amended in accordance with the terms hereof, this “Agreement”), dated as of March 28, 2014 (the “Effective Date”), is by and between Apollo Medical Management, Inc., a Delaware corporation (“Manager”), and ApolloMed Care Clinic, A Professional Corporation, a California professional corporation (“Practice”).

BACKGROUND STATEMENT

Practice provides professional medical services in California and desires to retain Manager to provide management services as provided herein. The parties to this Agreement originally entered into a management services agreement effective July 31, 2013, and now desire to amend and restate the original management services agreement pursuant to the terms below.

STATEMENT OF AGREEMENT

The parties agree as follows:

1.          DEFINITIONS.          Capitalized terms used herein shall have the meanings set forth in Appendix A to this Agreement.

2.          APPOINTMENT AND AUTHORITY OF MANAGER

2.1          Appointment and Authority. Practice hereby appoints Manager as its sole and exclusive agent for the management of Practice, subject to the limits set forth in Section 2.2, and Manager hereby accepts such appointment, subject at all times to the provisions of this Agreement. Practice acknowledges that Manager shall have the right to provide certain of such services through one or more Affiliated subcontractors (each, a “Subcontractor”), provided that Manager shall remain responsible for any work performed by a Subcontractor, and each Subcontractor shall be an express third party beneficiary of the limitations on liability set forth herein as to Manager.

2.2          Limits on Manager Authority. Practice shall have the sole and complete authority, responsibility, supervision and control over all diagnoses, treatments, procedures, and other health care services provided by it. Manager shall not be, or be deemed to be, a partner of Practice or engaged in the practice of medicine, and Manager shall not interfere in any manner whatsoever with the exercise of the professional judgment of Practice or the Physicians, or have any authority to perform any act which may only be performed by an individual licensed to practice medicine in the State. Furthermore, Manager acknowledges and agrees that Practice may only be governed and managed by individuals licensed to practice medicine (an “Authorized Person”) and, notwithstanding any other term herein to the contrary, Manager shall not commit any act, nor exercise any power or authority hereunder, that may only be committed or exercised by an Authorized Person. To the extent that any act or service herein required of Manager should be construed by a court or regulatory body to constitute the practice of medicine, the requirement to perform that act or service by Manager shall be deemed waived and unenforceable. Neither Practice nor Manager has knowledge that the terms of this Agreement or any relationship among Practice, Owners, Manager and/or the Physicians violate any law relating to fee splitting and/or the corporate practice of medicine. Each of Practice and Manager accordingly agrees that it will not sue, claim, aver, allege or assert that this Agreement or any relationship among Practice, Owners, Manager and/or the Physicians violates any law relating to fee splitting and/or the corporate practice of medicine.

2.3          Manager Recommendations. Practice shall consider and respond to, promptly and in good faith, all recommendations of Manager, and Practice agrees not to take any actions which will unreasonably interfere with or expand the duties or financial obligations of Manager hereunder without the prior approval of Manager.

3.          COVENANTS AND RESPONSIBILITIES OF MANAGER. During the Term, Manager shall have the following obligations.

3.1          Practice Development. With Practice’s assistance, Manager shall periodically develop and implement business plans, marketing plans and other strategic initiatives for the growth and improvement of Practice’s business and service lines. To the extent that any expansion plans involve expansion, renovation, or development of additional office space, Manager shall also provide project development services consisting of site visits to determine the feasibility of potential sites, development of preliminary plans to assess whether programmatic requirements are met by the space(s) under consideration, coordination of leasing negotiations and the architectural, engineering and other consultants necessary to produce lease and contract documents, bidding of the contract documents, coordinating the work of the general contractor, ordering all equipment, furnishings and fixtures to be furnished by Manager and arranging for delivery and installation of same, and managing the start-up of new locations.

3.2          Contract Negotiation. To the extent permitted by applicable law, Manager will consult with and advise Practice on, and will negotiate, all contractual arrangements that are necessary or advisable for Practice’s business.

3.3          Quality Assistance. Manager shall provide support for the development of Practice’s overall peer review, quality assurance, coding education and compliance programs. Manager may share utilization review data, quality assurance data, cost data, outcomes data, and other data of Practice with third party payors for the purpose of obtaining or maintaining third party payor contracts, with financial analysts and underwriters and with other unrelated parties; provided that any disclosure outside of Manager for any purpose unrelated to third party payor contracting shall not identify any patient or Physician by name without Practice’s consent. In addition, Manager may aggregate Practice data with similar data from similar operations owned or managed by Manager and its Affiliates and may share and use such aggregated data for any purpose so long as such data does not identify any patient or Physician by name.

3.4          Non-Physician Personnel. Other than any non-physician personnel required to be employed by Practice as required by Medicare claims processing or other similar requirements, Manager shall provide, either directly or through a Subcontract, all non-physician personnel (“Support Personnel”) for Practice. Manager or Subcontractor, as applicable, shall have the responsibility for determining and paying compensation, providing benefits, and making any withholdings required by applicable law, including any required withholdings for income tax, unemployment insurance, and social security, for Support Personnel hired by either of them.

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3.5          Physician Relationships. Manager shall oversee and provide services in connection with Practice’s relationships with its Physicians, including payroll processing, the design and negotiation of physician recruitment programs and employment agreements, and benefit plan design and management.

3.6          Premises and Office Assets. Manager shall make available for use by Practice such Premises as the parties shall mutually agree are appropriate for Practice’s business. Manager shall also provide all utilities, office services, medical and nonmedical equipment, computer systems and software, fixtures, office supplies, furniture and furnishings reasonably necessary for the operation of Practice. Manager shall be responsible for all necessary repairs and maintenance of the assets comprising the office space, consistent with Manager’s responsibilities under the terms of applicable leases, and subject to normal wear and tear. All such assets shall at all times remain the sole and exclusive property of Manager and shall remain at the Premises. Concurrently with the execution of this Agreement, in exchange for a fair market value purchase price, Practice shall (i) transfer all personal property (other than cash) of Practice to Manager in exchange for fair market value of the assets, in order to allow Manager to fulfill its obligations hereunder, except to the extent any such property is required by applicable law to be held by Practice, and (ii) transfer all of Practice’s cash to the Practice Account. Notwithstanding anything contained in this Section to the contrary, Practice will not transfer to Manager and Practice will continue to own all medical records, pharmaceuticals, physician contracts, and other such professional assets.

3.7          Supplies. Manager shall provide all of the medical, office and other supplies reasonably necessary to operate Practice’s business; provided, however, that Manager shall only assist Practice in obtaining Practice Medical Supplies to the extent such supplies are required by applicable law to be obtained by Practice. The supplies shall at all times remain the sole and exclusive property of Manager and shall remain at the Premises.

3.8          Licenses and Permits. Manager shall provide support, with the assistance and cooperation of Practice, in connection with Practice’s obtaining and maintaining the licenses, permits, and Medicare and Medicaid provider numbers.

3.9          Accounting. Manager will perform the bookkeeping and accounting functions for Practice.

3.10        Insurance. Manager will facilitate the procurement of contracts of insurance with insurance providers including: (i) commercial general liability insurance in an amount not less than Three Million Dollars ($3,000,000), with a deductible of $25,000, (ii) professional liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in annual aggregate, with a deductible of $25,000, (iii) directors and officers insurance  in an amount not less than Three Million Dollars ($3,000,000), with a deductible of $25,000, (iii) errors and omissions insurance in an amount not less than Three Million Dollars ($3,000,000), with a deductible of $25,000, and (iv) workers compensation coverage in such amounts and on such terms as required by law.

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3.11        Disclaimers. MANAGER MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS (A) THAT THE SERVICES PROVIDED BY MANAGER WILL RESULT IN ANY PARTICULAR AMOUNT OR LEVEL OF SERVICES OR INCOME TO PRACTICE, (B) WITH RESPECT TO THE WORK TO BE PERFORMED BY ARCHITECTS, ENGINEERS, CONSULTANTS AND CONTRACTORS PROVIDING SERVICES TO ANY PREMISES OR (C) WITH RESPECT TO THE PREMISES, THE EQUIPMENT, THE SUPPLIES OR THIRD-PARTY SOFTWARE, INCLUDING WITHOUT LIMITATION, THE DESIGN OR CONDITION THEREOF, THEIR MERCHANTABILITY, FITNESS, CAPACITY, QUALITY, DURABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THEIR MATERIAL OR WORKMANSHIP OR THEIR CONFORMITY TO ANY SPECIFICATIONS, AND MANAGER HEREBY DISCLAIMS ALL SUCH WARRANTIES AND REPRESENTATIONS. To the extent that Manager’s affiliates provide any goods and services to Practice, Practice shall rely exclusively on the warranties provided by such affiliates.

4.          COVENANTS AND RESPONSIBILITIES OF PRACTICE. During the Term, Practice shall have the following obligations.

4.1          Licensure. With Manager’s assistance, Practice shall hold, and shall cause all Physicians to hold, the licenses, permits, and Medicare and Medicaid provider numbers required or appropriate in connection with the operation of Practice in compliance with all applicable state and federal laws, rules, and regulations. Practice shall provide prompt notice to Manager of any threatened or actual termination or suspension of any governmental authorization, or any event or condition that may lead to a termination of suspension of any governmental authorization, as soon as reasonably practicable after obtaining knowledge thereof. Practice shall use commercially reasonable efforts to administer and follow the duly adopted policies and procedures applicable to Practice.

4.2          Services. Practice shall be solely responsible for the supervision and performance by the Physicians of professional services and related personnel matters.

4.3          Physician Compensation. Practice shall be responsible for paying compensation to, and providing any applicable benefits (including malpractice insurance) for, all Physicians, including making any withholdings for income tax, unemployment insurance, and social security to the extent required under applicable law and, in all cases, in a manner consistent with the terms of the Professional Services Agreements and the budgets for Practice provided by Manager from time to time. Practice shall also pay all physician fringe benefits and payments required under the Professional Services Agreements.

4.4          Professional Standards. During the Term, Practice shall immediately notify Manager in writing upon becoming aware that any Physician does not meet the following qualifications and shall not knowingly permit any Physician who does not meet such qualifications to provide professional services on behalf of Practice unless approved in writing by Manager:  (a) each Physician shall at all times have a valid and unrestricted license to practice medicine in the State that has never been suspended, revoked or otherwise restricted or terminated, shall have complied with all continuing medical education requirements imposed by State law, shall be in good standing with the Medical Board of the State, and shall have appropriate board and other certifications required to render services on behalf of Practice; (b) each Physician shall possess a valid DEA registration and state controlled substance registration certificate; (c) each Physician shall be covered by the malpractice insurance required for Practice hereunder; (d) each Physician shall have privileges at one or more hospitals designated by Practice; (e) each Physician shall be qualified and enrolled to provide reimbursable services under Medicare, Medicaid and each other applicable federal and state health care program and third party payor program in which Practice participates, and no Physician shall have been suspended, excluded, debarred or otherwise not permitted to continue to participate in the Medicaid and/or Medicare programs or any other applicable federal or state health care or third party payor program; and (f) no Physician shall be or shall have been indicted or convicted of, or plead guilty to (including a plea of nolo contendere), an offense related to health care, billing and/or submission of claims, or a felony or misdemeanor involving moral turpitude.

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4.5          Quality Assurance. Practice shall cooperate with Manager to maintain a peer review, quality assurance, coding education and compliance programs pursuant to which Practice shall monitor and evaluate the consistency, quality, cost effectiveness and medical necessity of professional services provided by Physicians to ensure that such care meets currently accepted standards of medical competence and is in accordance with currently approved methods and practices in the medical profession.

4.6          Non-Physician Staff. Practice shall advise Manager with respect to the selection, retention, employment, training and termination of all Support Personnel provided by Manager. Practice shall provide appropriate professional training, supervision and direction to all Support Personnel providing medical care to, and the coding of medical procedures provided to, patients.

4.7          Medical Records. Practice shall require Physicians to complete all medical records for professional services provided by Practice promptly and in accordance with applicable laws and regulations and third party payor requirements. All medical records shall at all times remain Practice’s property; provided, that Manager shall provide the staff to manage the medical records department and Practice shall provide Manager with access to and copies of such records as reasonably necessary for Manager to perform its obligations under this Agreement. Notwithstanding the foregoing, no patient records will be made available without the written consent of the patient if required by law. Practice shall provide Manager with copies of all Explanation of Benefit forms received by Practice from payors, to allow Manager to reconcile payments against accounts receivable and otherwise perform Manager’s obligations under this Agreement.

4.8          Medical Supplies. Practice shall obtain and stock all Practice Medical Supplies. Whenever practicable, permissible under applicable law, and cost and quality competitive, Practice shall utilize any Manager group purchasing programs and formularies.

4.9          Equipment. Practice shall advise Manager of any equipment required to maintain the Premises in a manner suitable to provide services to Practice’s patients and clients. Practice agrees to use the equipment solely for the purposes for appropriate medical purposes and not for any illegal purpose.

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4.10        Practice’s Obligations with respect to Premises. Practice shall not make any alterations to the Premises without the prior written approval of Manager. Practice shall promptly remove, upon request by Manager, any alteration made to the Premises without Manager’s written consent. Upon expiration or earlier termination of this Agreement, all permitted alterations to the Premises improvements shall become the property of the party entitled thereto under the applicable lease. Practice shall observe faithfully and comply strictly with any rules and regulations that Manager may from time to time reasonably adopt for the safety, operations, care and cleanliness of the Premises or the preservation of good order therein. Practice shall not commit, or permit any Physician to commit, any act or omission which breaches any obligations under any applicable lease.

4.11        Preservation of Practice Assets; Exclusivity of Practice.

4.11.1          Governing Documents and Contracts. Practice shall remain legally organized and authorized to provide physician services in a manner consistent with applicable law. During the Term, except as necessary to comply with applicable law, Practice and Owners shall not incur any indebtedness for borrowed money without Manager’s consent, which is not be unreasonably withheld or delayed.

4.11.2          Physician Non-Solicitation Covenants. At all times during the term of this Agreement, Practice shall cause each Physician to agree that such Physician shall not directly or indirectly (i) use trade secrets of Practice to solicit any patients, customers or clients of Practice or (ii) solicit any employees, agents or independent contractors of Practice, in each case during such physician’s employment or contractual relationship with, and/or ownership of equity in, Practice and for two (2) years thereafter. Manager is hereby designated as an express third party beneficiary of such covenants with full rights, to the extent permitted by law, to enforce such provisions at its election by injunctive relief and by specific performance or by pursuing monetary damages, such relief to be without the necessity of posting a bond, cash or other security. In the event of a Physician’s non-compliance with his/her non-solicitation covenants, Practice shall exercise reasonable efforts to enforce such covenants.

4.11.3          Exclusivity of Practice. As a material inducement for Manager to enter into this Agreement, Practice agrees that during the Term of this Agreement and for a period of two (2) years after termination or expiration of this Agreement, Practice will not engage any party other than Manager to provide management, billing and collection, staffing, real estate and property or other services similar to any of those provided by Manager hereunder.

4.11.4          Reasonableness of Covenants. Practice acknowledges that Manager has expended, and will continue to expend, significant resources, and has undertaken significant obligations, and will continue to incur significant obligations, to be in a position to perform its obligations under this Agreement. Practice agrees that any actions or omissions of Practice in breach of the covenants set forth in this Section 4.11 could materially impact Practice’s ability to comply with its obligations hereunder, which could cause Manager’s business to suffer a material adverse effect. In consideration of the foregoing, Practice acknowledges and agrees that the covenants set forth in this Section 4.11 are reasonable and necessary to protect Manager’s legitimate business interests.

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4.12        Nondisclosure of Confidential Information. Practice acknowledges and agrees that during the Term hereof, it shall have access to Confidential Information and other proprietary information of Manager relating to the operation and management of physician practices, which information Practice acknowledges and agrees is confidential. Practice shall not, and its members, employees, Physicians, agents and Affiliates of the foregoing shall not, except as may be required by any lawful subpoena, court order or legal process, at any time without Manager’s prior written consent: (i) disclose any such information to any third party, or (ii) reproduce or utilize any such information in furtherance of any business venture other than the business of Practice. If Practice or a Physician is required by lawful subpoena, court order, or legal process to disclose any Confidential Information or other proprietary information of Manager, Practice shall provide sufficient notice thereof to Manager to enable Manager to seek a protective order or other appropriate legal or equitable remedy to prevent such disclosure.

4.13        Nonsolicitation of Employees. Practice agrees that Manager has invested, and will continue to invest, substantial time and effort in assembling and training Manager’s present staff and personnel. Accordingly, throughout the Term and for a period of two (2) years after termination of this Agreement for any reason Practice and its Affiliates shall not, at any time, directly or indirectly solicit, encourage, entice or induce for employment any employee of Manager (including any employee hired by Manager after the date hereof or after the termination hereof) or take any action which results in the termination of employment or other arrangements between Manager and an employee thereof or otherwise interferes with such employment.

4.14        Remedies. Practice acknowledges that the restrictions in Sections 4.12 and 4.13 are reasonable and necessary to protect the legitimate interests of Manager and that any violation would result in irreparable injury to such party. All remedies available to Manager for breach of the provisions of Sections 4.12 and 4.13 are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of the other remedies. Manager shall have, and may pursue, all remedies at law and in equity, and without limiting the generality of the foregoing, may sue for injunctive relief (without having to prove actual damages or immediate or irreparable harm or to post a bond) and damages including disgorgement of profits. If a court holds that the duration and/or scope of the restrictions set forth in Sections 4.12 and 4.13 are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope that is reasonable, and the parties agree to accept such determination subject to their rights of appeal. If Practice violates a restriction set forth in Section 4.12 or 4.13, then the time period applicable to Practice shall be extended for a period of time equal to the period during which said violation or violations occurred, but such extension of time shall not otherwise limit Manager’s remedies for breach. If Manager seeks injunctive relief from said violation in court, then the running of the restrictive covenant period shall be suspended during the pendency of said proceeding, including all appeals by such party. This suspension shall cease upon the entry of a final judgment in the matter. The existence of any claim or cause of action by Practice against Manager, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Practice of the foregoing. Manager shall be entitled to reimbursement from Practice for its costs and fees, including reasonable attorneys’ fees, associated with any litigation entered into to enforce Sections 4.12 and 4.13 if Manager prevails in any such enforcement action.

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4.15        Survival. The provisions of Sections 4.12 through 4.14 shall survive the termination or expiration of this Agreement for a period of two (2) years thereafter (or longer if expressly so provided).

4.16        DISCLAIMER OF LIABILITY. Practice hereby acknowledges and agrees that Manager shall not be liable to Practice or any Physician for any consequential, special, punitive or incidental liability, loss or damage caused or alleged to be caused directly or indirectly through any action or inaction on the part of Manager hereunder or otherwise, including without limitation, by any defect or deficiency in the development, construction or manufacture of the Premises, any equipment or any supplies, whether based upon breach of contract or warranty, negligence or other legal theory.

5.          FINANCIAL ARRANGEMENT.

5.1          Fiscal Matters.

5.1.1      Billing and Collection.

(a)          Practice shall provide to Manager and shall maintain accurate, legible, complete, proper and timely documentation of all services and related information required for billing purposes and to demonstrate medical necessity of professional services in conformity with applicable professional standards, applicable law and Practice policies. Practice shall require coding for professional services utilizing Current Procedural Terminology (CPT) and for diagnoses utilizing the current version of the International Codes for Diseases. Practice shall, and shall cause each Physician to, cooperate fully with Manager’s billing personnel and provide such information and execute such documents as shall be reasonably necessary for such billing personnel to prepare, process and collect bills for services rendered by Practice.

(b)          Manager shall bill third parties using Practice and Physician provider numbers and shall use commercially reasonable efforts to collect all billable services. Manager’s authority shall include, but not be limited to (i) extending the time of payment of any accounts receivables; (ii) discharging, settling or releasing the obligors of any such accounts receivables, (iii) suing, assigning or selling at a discount any accounts receivables, or (iv) taking other measures to procure the payment of any accounts receivables. Manager shall have no obligation to submit bills for any claim that Manager believes is not reimbursable under the particular circumstances, and while Manager may elect to pursue litigation to collect accounts, Manager shall have no obligation to do so.

5.1.2         Payables and Cash Management. Manager shall provide cash management services to Practice and shall handle the payment of expenses on behalf of Practice to the extent of available funds of Practice, including payment of the Management Fee to Manager. Manager shall make advances from time to time for the payment of Practice’s expenses. Practice shall repay any such advances before making payment of any other expenses of Practice, unless Manager elects in its sole discretion to apply any such payment from Practice to expenses of Practice, or unless otherwise agreed in writing by Practice and Manager. In the event Manager and Practice enter into a loan agreement pursuant to which Manager agrees to make advances to Practice and the terms of such loan agreement conflict with the terms of this Section 5.1.2, the terms of such loan agreement shall govern. Manager or its affiliates may enter into loan arrangements with third party lenders from time to time to enable Manager to satisfy its commitment to make loan advances to Practice hereunder.  In consideration of Manager’s commitment to make loan advances to Practice hereunder, to the extent required by any third party lender, Practice agrees to enter into such loan documents in the same manner and on the same terms as Manager and its affiliates such that Practice is bound as a direct or indirect obligor under such loan documents and Practice’s assets are pledged as collateral for such loan obligations.

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5.1.3      Special Power of Attorney. In connection with the services to be provided hereunder, throughout the Term, Practice hereby grants Manager, and grants each Subcontractor pursuant to the applicable subcontract, a special power of attorney and appoints Manager and each Subcontractor as Practice’s true and lawful agents and attorneys-in-fact, and Manager and each Subcontractor hereby accept such special power of attorney and appointment, for the following purposes:

(a)          To bill Practice’s patients, in Practice’s name and on Practice’s behalf, for professional and other services provided by or on behalf of Practice;

(b)          To bill all claims for reimbursement or indemnification to insurance companies, Medicare, Medicaid, and all other third-party payors and fiscal intermediaries, in Practice’s name and on Practice’s behalf, for professional services provided by or on behalf of Practice;

(c)          To deposit all amounts collected on behalf of Practice into Practice Account described below;

(d)          To make and authorize disbursements from Practice Account to repay advances made by Manager and to pay expenses of Practice (including the Management Fee) on behalf of Practice;

(e)          To take possession of, endorse in the name of Practice, and deposit into Practice Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for services provided by Practice. Manager shall be responsible for the loss, theft, or disappearance of such payments caused by its negligence or intentional misconduct, from the time of receipt by Manager until they are delivered to a common carrier or the applicable financial institution.

The special powers of attorney granted in this Agreement shall be coupled with an interest. Such special powers of attorney shall expire when this Agreement has been terminated. At Manager’s request, Practice shall execute and deliver to the financial institution where Practice Account is maintained such additional documents or instruments as may be necessary to evidence or effect the special powers of attorney described above. With respect to any Practice Account into which receivables payable by a federally funded health care program (including Medicare and Medicaid) are paid, Practice may revoke the special power of attorney granted herein at any time, with or without cause, immediately upon written notice to Manager; provided, however, such revocation shall constitute a material breach of this Agreement and shall subject each party hereto to all the rights and remedies afforded the other hereunder for the breach.

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5.1.4          Practice Account. Practice has established account(s) (collectively, the “Practice Account”), which shall be and at all times shall remain in Practice’s name and under Practice’s control, subject to the security interest granted pursuant to this Agreement. Practice covenants to transfer and deliver to Manager for deposit into Practice Account all funds received by or on behalf of Practice from patients or third party payors for services provided by Practice. Upon receipt by Manager of any funds from patients or third party payors or from Practice pursuant hereto for services provided by Practice, Manager shall immediately deposit the same into Practice Account. Practice shall designate at least two of Manager’s designees (who may be Subcontractor employees) as the sole authorized signatories on Practice Account and Manager shall inform Practice who these designees are in writing and may, from time to time, specify different persons to be the signatories. Manager shall provide full access for Practice to information and records regarding Practice Account. Practice may revoke all authority granted to Manager and Manager’s designees with respect to the Practice Account at any time, provided, however, that any such revocation shall constitute a material breach of this Agreement.

5.1.5          Overpayments. For the express purposes of this Agreement as they pertain to the billing and receipt of payments for patient accounts in accordance with the fee schedule established and maintained by Practice, Manager agrees to cooperate with and support Practice in investigating any inquiries and investigations by or on behalf of payors. If any internal or external audit demonstrates that Practice has received overpayments from third-party payors or submitted claims for payments that would result in overpayments from third-party payors (collectively, “Overpayments”), including without limitation from Medicare or Medicaid, then Manager shall be authorized to negotiate and execute the repayment by Practice of the Overpayments to such third-party payors.

5.2          Management Fees. Practice and Manager acknowledge that Manager will incur substantial costs and business risks in providing services pursuant to this Agreement. Practice and Manager also acknowledge that such costs and business risks can vary to a considerable degree according to the extent of Practice’s business and services. It is the intent of the parties that the fees paid to Manager be reasonable and approximate its actual costs and expenses, plus a reasonable return considering the investment made by Manager and the fair market value of the services provided by Manager. Accordingly, as a fee for all development and management services provided hereunder, Practice shall pay Manager the fees set forth on Exhibit A attached hereto (“Management Fee”). The Management Fee shall be paid on a monthly basis, payable on or before the 20th day of each month for the preceding month. Payments that are more than 10 days late shall accrue interest at the rate of 1.0% per month or if lower, the highest rate permitted by law. As of each anniversary of this Agreement, the Management Fee shall be re-set by mutual agreement of the Parties to reflect fair market value and the scope of the services provided by Manager hereunder, provided that the Management Fee re-set shall also be subject to the approval of the Board of Directors of Apollo Medical Holdings. Upon any failure of the Parties to reach agreement or any failure to obtain the consent of the Board of Directors of Apollo Medical Holdings to the new Management Fee within 30 days of each anniversary, the Management Fee shall automatically increase by 20 percentage points from the then-current fee until the Parties reach agreement.

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Pursuant to the power of attorney granted to Manager in Section 5.1.3, and in payment of the Management Fee, Manager is authorized to disburse the cash proceeds of Gross Collections deposited in Practice Account to a bank account of Manager on a daily basis and to pay from such proceeds, on behalf of Practice, the Management Fee.

Manager shall provide an accounting of: (i) all amounts withdrawn by Manager from Practice Account during the immediately preceding month as proceeds of Gross Collections, and (ii) all payments made by Manager during the immediately preceding month on behalf of Practice. The Management Fee reflects the fair market value of Manager’s services. Payment of the Management Fee is not intended to be, and shall not be interpreted or applied as permitting, Manager to share in Practice’s fees for medical services (all of which are being compensated pursuant to the Professional Services Agreements), but is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the items and services furnished by Manager pursuant to this Agreement, considering the nature and extent of the services required and the investment made by Manager.

5.3          Grant of Security Interest. To secure the payment and performance by Practice of its obligations hereunder, including without limitation Practice’s obligations to pay the Management Fee and to repay advances made by Manager under Section 5.1.2 (collectively, the “Secured Obligations”), Practice hereby grants to Manager a continuing security interest in any and all right, title and interest of Practice in and to the following, whether now owned, existing or owned, acquired or arising hereafter (capitalized terms used and not otherwise defined in this Section 5.3 have the definitions given to such terms in the Uniform Commercial Code from time to time in effect in the State (the “UCC”)) (collectively, the “Collateral”): all Accounts, all cash and cash equivalents, all Chattel Paper (including Electronic Chattel Paper), all Documents, all Equipment, all General Intangibles, all Goods, all Instruments, all Inventory, all Investment Property, all Letter-of-Credit Rights, all Payment Intangibles, all Proceeds, all Securities Accounts, all Software, all Supporting Obligations; all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by Practice or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; other personal property of any kind or type whatsoever owned by Practice other than Practice Account; and to the extent not otherwise included, all Accessions, Proceeds and products of any and all of the foregoing. Notwithstanding the foregoing grant of a security interest, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; provided, however, that for purposes of the foregoing it is understood and agreed that Practice will use its reasonable efforts to obtain a consent if permitted by applicable law. Except as may be expressly agreed by Manager in writing, Practice agrees and warrants that the Manager’s lien hereunder is and shall at all times be a first priority lien on the Collateral, except that if, pursuant to Section 5.1.2, Practice grants liens on any of the Collateral to any third party lender of Manager and its affiliates, the lien and security interest granted by Practice to Manager herein shall be, without further action by any party, a second priority lien on the Collateral, subordinate and junior in all respects to the liens granted to lenders to Manager and its affiliates

5.3.1          No Other Liens. Practice represents, warrants and covenants that it has not granted or permitted to exist, and will not grant, a security interest in the Collateral to any other person other than Manager and, pursuant to Section 5.1.2, to any third party lender of Manager and its affiliates.

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5.3.2      Further Assurances. Practice agrees that, from time to time, Practice shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary for the security interest granted or purported to be granted by Practice herein to be enforced and to enable Manager to exercise and enforce its rights and remedies hereunder with respect to the Collateral. Without limiting the generality of the foregoing, Practice shall execute and file, and hereby authorizes Manager to execute and file on behalf of and in the name of Practice, such security agreements, financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Manager may request, in order to perfect and preserve the security interest granted or purported to be granted hereby by Practice in accordance with the UCC, including, without limitation, any financing statement that describes the Collateral as “all personal property” or “all assets” of Practice or that describes the Collateral in some other manner as Manager deems necessary or advisable. Practice agrees to mark its books and records to reflect the security interest of Manager in the Collateral.

5.3.3      Exclusions. Notwithstanding the foregoing grant of a security interest, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any law or regulation or requires a consent not obtained of any governmental authority pursuant to such law or regulation; provided however, that for purposes of the foregoing, it is understood and agreed that Practice will use its reasonable efforts to obtain a consent if permissible by the applicable law or regulation.

5.3.4      Survival. The provisions of this Section 5.3 shall survive the termination or expiration of this Agreement until all of Practice’s payment obligations to Manager are satisfied in full.

6.          TERM AND TERMINATION.

6.1          Term. Unless otherwise terminated in accordance with this Agreement, the Term shall commence on the Effective Date, shall continue until the twentieth (20th) annual anniversary of the Effective Date, and shall automatically renew for successive five (5) year periods.

6.2          Termination for Cause.

6.2.1      Practice may elect to terminate this Agreement upon the occurrence of any of the following events with respect to Manager:

(a)          the dissolution or liquidation of Manager; or

(b)          the filing of a voluntary or involuntary bankruptcy petition (with respect to an involuntary petition, not dismissed within sixty (60) days); a general assignment for the benefit of creditors; and/or any other similar, material action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors (with respect to an involuntary action, not dismissed within sixty (60) days).

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6.2.2      Manager may elect to terminate this Agreement for cause upon the occurrence of any of the following events with respect to Practice:

(a)          the dissolution or liquidation of Practice;

(b)          the filing of a voluntary or involuntary bankruptcy petition (with respect to an involuntary petition, not dismissed within sixty (60) days); and/or a general assignment for the benefit of creditors, or any other similar, material action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors (with respect to an involuntary action, not dismissed within sixty (60) days) of Practice;

(c)          the cessation of all or substantially all active clinical operations of Practice;

(d)          the sale, lease or other disposition of all or a material portion of Practice’s assets to any third party, other than asset sales and leases in the ordinary course of business;

(e)          Practice’s loss or suspension of its Medicare or Medicaid provider number and/or Practice’s restriction, suspension or exclusion from treating beneficiaries of the Medicare or Medicaid programs so long as such loss, suspension, restriction, suspension or exclusion is for more than sixty (60) days; or

(f)          the breach by any Owner of the Shareholder Agreement.

6.3          Termination for Breach. Either Manager or Practice may terminate this Agreement if there is a material breach of any of the provisions hereof by the other party that endangers the health or safety of patients of Practice. Upon discovery of any such material breach of this Agreement, the non-breaching party shall notify the breaching party in writing of its desire to terminate this Agreement and shall include in such notice the basis on which termination is being effected. If the breaching party fails to cure the breach within 90 days after notice, then this Agreement shall terminate on the 91st day following the date of such notice; provided, that in the event that such breach can be cured and good faith efforts to cure have been commenced but not completed within 90 days after such notice, then this Agreement shall not terminate prior to such cure unless the breaching party fails diligently to pursue the cure to completion or fails to complete such cure within a total cure period of 180 days; and, provided, further, that in the event of an unresolved dispute between the parties as to whether a material breach exists that endangers the health or safety of patients of Practice or with respect to the cure of such material breach, either Manager or Practice may submit such dispute for resolution pursuant to Section 7.8 and the Agreement shall not terminate (based on the notice of breach then at issue pursuant to this Section) unless and until the procedures set forth in Section 7.8 result in a ruling that such a material breach exists that has not been cured. The parties irrevocably grant any arbitrator who reviews a dispute pursuant to the procedures set forth in Section 7.8 the binding authority to determine the question of whether such a material breach exists or has been cured under this Section.

6.4          Apollo’s Consent to Termination. Any termination of this Agreement by Manager shall require the consent of the Board of Directors of Apollo Medical Holdings.

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6.5          Legal Events. The parties acknowledge that this Agreement has been negotiated and entered into to effect compliance with the provisions of the Medicare and Medicaid anti-kickback statute, 42 U.S.C. § 1320a-7b(b), and the Stark law, 42 U.S.C. § 1395nn, and all other applicable laws and regulations. If any law is adopted or amended or any rule or regulation is published for public comment, promulgated or modified, any administrative ruling, advisory opinion or judicial interpretation in any jurisdiction is issued or modified or any court or administrative tribunal in any jurisdiction issues any decision, judgment, order or interpretation, which, in the reasonable judgment of one party draws into question the terms of this Agreement in a manner that may materially and adversely affect a party’s or any party’s affiliate’s licensure, accreditation, certification, or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any federal, state or local governmental or non-governmental payor or that may subject such party to a substantial risk of prosecution or civil monetary penalty, then the parties shall modify this Agreement to the minimum extent necessary to eliminate the illegal or unenforceable aspects hereof, while remaining consistent with the intent of this Agreement in its original form.

6.6         Effect of Expiration or Termination.

6.6.1          Termination of Obligations. Upon the expiration or termination of this Agreement, all Secured Obligations shall be immediately paid in full and neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of expiration or termination and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term. In addition, Practice shall no longer have any right to the space, equipment, supplies, personnel and services provided by Manager hereunder and shall no longer have the right to use or otherwise benefit from the Confidential Information in any form or fashion. Practice shall immediately return to Manager any space, equipment, records and other items provided hereunder (including all copies thereof) and cease using any of the Confidential Information. Interest shall accrue at a rate of 8% per annum on any Secured Obligations that remain outstanding after the expiration or termination of this Agreement until such Secured Obligations are paid in full.

6.6.2          Manager’s Collateral. If, upon the expiration or termination of this Agreement, any Secured Obligations remain outstanding that are not paid within sixty (60) days after termination, Manager shall be entitled (i) to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein, by law, in equity or otherwise, including all rights and remedies of a secured party under the UCC, and (ii) to apply the proceeds collected by Manager from the exercise of such remedies (A) first, to pay all reasonable costs and expenses incurred by Manager from its exercise of such remedies, (B) second, after all of the reasonable costs and expenses referred to in clause (A) are paid in full, to pay the Secured Obligations, and (C) third, after payment in full of the amounts referred to in clauses (A) and (B), to Practice or any other person lawfully entitled to receive such surplus.

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7.          MISCELLANEOUS.

7.1       Status of Parties. It is expressly acknowledged that the parties are independent contractors, and nothing in this Agreement is intended and nothing shall be construed to create an employer-employee, partnership, joint-venture, or agency relationship. Each of Manager and Practice agrees that such party shall be solely responsible for all State and federal laws pertaining to employment taxes, income withholding, unemployment insurance and other employment-related statutes applicable to that party, and each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such matters.

7.2       Insurance. Manager shall maintain insurance for itself in such amounts, on such terms, and with such insurers as Manager shall determine.

7.3       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a national over-night courier service, by facsimile with subsequent telephone confirmation, or three (3) Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

Practice:	ApolloMed Care Clinic, A Professional Corporation
700 N. Brand Blvd.
Suite 220
Glendale, CA 91203

Manager:	Apollo Medical Management, Inc.
700 N. Brand Blvd.
Suite 220
Glendale, CA 91203

With a copy to:

Nixon Peabody LLP
Gas Company Tower
555 West Fifth St., 46th Floor
Los Angeles, CA 90013
Attention: Jill H. Gordon
Facsimile: (877) 634-0751
Email: jgordon@nixonpeabody.com

And a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Karen A. Gledhill
Facsimile: (704) 373-3965
Email: kgledhill@RBH.com

Any party may change the address or facsimile number to which notice is to be given by notice given in the manner set forth above.

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7.4       Governing Law. This Agreement shall be governed by the internal laws and judicial decisions of the State, without reference to conflicts of law principles.

7.5       Assignment. Except as specifically provided in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors, and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Practice acknowledges and agrees that (i) Manager may assign or delegate certain of Manager’s obligations hereunder to a Subcontractor, but no such assignment or delegation shall relieve Manager of its duties hereunder, (ii) Manager shall have the right (A) to assign this Agreement as collateral to NNA under the Loan Documents, and NNA shall have the right to enforce Manager’s rights under this Agreement at any time an “Event of Default” is in existence under the Loan Documents and (B) to assign this Agreement as collateral to any other lender that provides financing to Manager or any of its affiliates, and that such lender shall have the right to enforce Manager’s rights under this Agreement at any time an “Event of Default” is in existence with respect to such lender’s loan documents relating to Manager, and (iii) in each case referred to in clauses (ii)(A) and (ii)(B), NNA and any such lender shall have the right to foreclose upon the collateral assignment made by the Manager and exercise its rights and remedies with respect thereto as permitted by the terms of the collateral assignment or as otherwise permitted by law, including without limitation transferring the rights of Manager to an unaffiliated Person.

7.6       Captions; Gender and Number. Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

7.7       Additional Assurances. At the request of any party, the other parties shall execute any additional instruments and take any additional acts as may be reasonably required to carry out the intent and purposes of this Agreement.

7.8       Dispute Resolution/Arbitration. The parties shall use good faith negotiation to resolve any dispute that may arise under this Agreement. In the event the parties cannot reach agreement on any issue, such issue will be settled by binding arbitration before a single arbitrator in accordance with the Rules of Procedure for Arbitration of the American Health Lawyers Association (AHLA) Alternative Dispute Resolution Service, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall occur in the city where Practice is located within sixty (60) days after this arbitration clause is triggered by one party providing the other parties written notice of arbitration. The arbitrator shall be chosen in accordance with the rules of the AHLA Alternative Dispute Resolution Service then in effect. If the AHLA Alternative Dispute Resolution Service is no longer in effect, then the arbitration shall be conducted as set out above by the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association then in effect. The arbitrator may in any such proceeding award attorneys’ fees and costs to the prevailing party. Manager and Practice shall share the costs of the arbitrator equally between them. Each party shall bear its own expenses of preparation for and participation in arbitration. The statute of limitations applicable to any claim shall be determined as if such claim were being asserted in a state court in the State, for all state law claims, and in a federal court in the State, for all federal law claims, and such statute of limitations shall apply to preclude arbitration of any claim hereunder not brought within the applicable limitation period. Notwithstanding anything herein to the contrary, the parties reserve the right to proceed at any time in any court having jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights of self help, including peaceful occupation of real property and collection of rents, set off, and peaceful possession of personal property, (ii)  pre-judgment garnishment or attachment of property, (iii) a preliminary injunction or temporary restraining order to preserve the status quo or to enforce a party’s rights under any provision set forth in Sections 4.12 and 4.13 and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of the arbitrator(s) to grant similar remedies that may be requested by a party in a dispute. The agreement to arbitrate set forth in this Section 7.8 may only be enforced by the parties to this Agreement and their permitted successors and assigns, shall survive the termination or breach of this Agreement, and shall be construed pursuant to and governed by the provisions of the Federal Arbitration Act, 9 U.S.C. §1, et seq.

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7.9       Force Majeure. Other than Practice’s repayment obligations with respect to the Secured Obligations, no party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by a party’s employees, unavailability of supplies, or any other similar cause beyond the reasonable control of that party unless the delay or failure in performance is expressly addressed elsewhere in this Agreement.

7.10     Severability; Reformation. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable. To the extent permitted by law, the parties hereby to the same extent waive any applicable federal, State, and local laws, rules and regulations that renders any provision hereof prohibited or unenforceable in any respect. Nothing in this provision amends, or is intended to amend, Section 6.5 of this Agreement.

7.11     Amendments to Agreement. This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the authorized signatories of the parties hereto, and such writing must refer specifically to this Agreement. Without limiting the generality of the foregoing, this Agreement shall not be amended, supplemented or superseded without the consent of (i) the Board of Directors of Apollo Medical Holdings and (ii) so long as any obligations or lending commitments are outstanding under the Loan Documents, NNA.

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7.12     Entire Agreement. This Agreement, together with its Appendix and Exhibits, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters, including without limitation any and all prior management service agreements.

7.13     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be one and the same agreement. Execution by original signature delivered by facsimile transmission or other electronic means shall be deemed to be, and shall have the same effect as, execution by original signature.

7.14     Compliance with HIPAA Requirements. Manager shall be a party to a Business Associate Agreement with Practice in accordance with applicable law.

7.15     Availability of Records. In the event Manager is determined to be a subcontractor under the applicable provisions of the Social Security Act, including Section 1861(v)(1)(I) of the Social Security Act and related regulations, Manager will, until the expiration of four (4) years after the furnishing of services under this Agreement, make available upon the request of federal officials or their representatives, this Agreement and Manager’s books, documents and records as may be necessary to certify the nature and extent of the cost incurred by Practice and services provided pursuant to this Agreement. This requirement shall adopt and incorporate by reference the applicable provisions of the Social Security Act with respect to the availability of all such subcontractor books and records.

7.16     Third Party Beneficiary. Manager and Practice agree that Apollo, as the sole shareholder of Manager, is an intended third party beneficiary of this Agreement and shall independently have the right to enforce Apollo’s and Manager’s rights under this Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.]

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IN WITNESS WHEREOF, Manager and Practice have caused this Agreement (including without limitation the power of attorney granted herein by Practice to Manager) to be executed all as of the day and year first above written.

MANAGER:	Apollo Medical Management, Inc.

	By:	/s/ Kyle Francis

	Name:	Kyle Francis

	Title:	Chief Financial Officer

PRACTICE:	ApolloMed Care Clinic, A Professional Corporation

	By:	/s/ Warren Hosseinion

	Name:	Warren Hosseinion, M.D.

	Title:	President

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Appendix A

“Affiliate” means (i) with regard to any Person who is an individual, such Person’s spouse, any issue, spouse of issue, a trust for the sole benefit of such Person or his/her/its Affiliates, or a corporation, partnership, limited liability company or other entity in which such Person or his/her/its Affiliates have an ownership interest or financial interest or business arrangement of any kind, and if such entity is a professional medical practice, including any physician employees of such entity and (ii) with regard to any Person that is not an individual, (A) any Person directly or indirectly controlling, controlled by or under common control with such Person through the ownership of two percent (2%) or more of the outstanding equity interests of a Person and (B) any and all directors, Managers, officers, partners, shareholders, members and physician employees of such Person and all settlors and trustees of any trust.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“applicable law” means all federal, State, and local laws, rules and regulations.

“Apollo” means Apollo Medical Holdings, Inc., a Delaware corporation and the sole shareholder of Manager.

“Authorized Person” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Los Angeles, California are authorized or required by law to be closed

“Collateral” has the meaning set forth in Section 5.3.

“Confidential Information” means and includes (i) data, know-how, processes, designs, inventions and ideas, patient records and lists, pricing information, vendor contracts and arrangements, market studies, business plans, computer software and programs, database technologies, systems, improvements, devices, know-how, discoveries, concepts, methods, information of Practice or Manager and its respective Affiliates and any other information, however documented, related to Practice or Manager and its respective Affiliates, including information that is a trade secret under applicable law; (ii) information concerning Practice or Manager including historical financial statements, financial projections and budgets, historical and projected revenues and expenses, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, however documented; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for Manager or Practice with respect to Practice or Manager and its Affiliates containing or based, in whole or in part, upon any information included in the foregoing. Confidential Information shall not include any information that is or becomes generally publicly known other than as a result of disclosure by Manager or Practice or any of its Affiliates in breach of any obligation owed to Practice or Manager, as applicable.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Gross Collections” means the cash collected from the provision of goods and services of any nature by Practice (including through Physicians), after deduction of refunds and Overpayments.

“Loan Documents” means (i) the Credit Agreement between Apollo and NNA, dated on or about the Effective Date, and the related Credit Documents (as defined in the Credit Agreement), and (ii) the Convertible Secured Note made by Apollo in favor of NNA, dated on or about the Effective Date, in each case as amended or restated from time to time.

“Management Fee” has the meaning set forth in Section 5.2.

“Manager” has the meaning set forth in the introductory paragraph to this Agreement.

“NNA” means NNA of Nevada, Inc., a Nevada corporation.

“Overpayments” has the meaning set forth in Section 5.1.5.

“Owners” means all owners of Practice.

“parties” means Manager and Practice; each a “party.”

“Person” or “person” means any natural person, firm, association, organization, corporation, partnership, limited liability company, limited liability partnership, professional corporation, joint venture, public entity, and any other business, including, without limitation, a third party payor.

“Physicians” means all Owners, all physicians who are employees of Practice and all physicians who are retained, either directly or through a practice entity, as independent contractors to provide physician services on behalf of Practice.

“Practice” has the meaning set forth in the introductory paragraph to this Agreement.

“Practice Account” has the meaning set forth in Section 5.1.4

“Practice Medical Supplies” means all inventories of pharmaceuticals and other supplies that: (i) are necessary in order for Practice to operate its business; and (ii) a licensed health care provider must purchase, maintain, or secure.

“Premises” means the locations made available to Practice by Manager pursuant to this Agreement where Practice provides services to patients and clients.

“Professional Services Agreement” means each agreement or arrangement pursuant to which Practice recruits and/or retains Physicians as employees or independent contractors to provide services on behalf of Practice, and any shareholder agreement, stock restriction agreement, operating agreement or other arrangement governing the economic, voting and/or other rights and obligations of the owners of Practice.

“Secured Obligations” has the meaning set forth in Section 5.3.

“Shareholder Agreement” means the Physician Shareholder Agreement, dated as of the Effective Date, among Manager, Apollo, Practice and Warren Hosseinion, M.D.

“State” means the State of California.

“Subcontractor” has the meaning set forth in Section 2.1.

“Support Personnel” has the meaning set forth in Section 3.4.

“Term” means the initial and any renewed periods of duration of this Agreement as further described in Section 6.1.

“UCC” has the meaning set forth in Section 5.3.

Exhibit A

Management Fee

In consideration of the broad scope of services Manager will provide to Practice, Practice shall pay to Manager a fee equal to 20% of Gross Collections per month plus a separate fee for services related to marketing, which shall be reimbursed on an expense basis, which fees Practice acknowledges and agrees constitutes the fair market value of such services.

In addition, Practice shall reimburse the Manager for all reasonable out-of-pocket costs incurred by Manager, directly and primarily related to, or in furtherance of, its performance of its services under the Agreement, including without limitation:

o	All compensation, insurance and benefits payable to Manager’s employees and independent contractors providing services to Practice

o	Medical supplies

o	Transcription/Inspections

o	Patient Meals/Transportation

o	Rent/Facilities/Utilities

o	Equipment Leases/Debt Service/Bank Fees

o	Equipment Supplies and Services

o	Fees payable to professionals (attorneys, accountants)

o	Communications, Marketing, Travel, Automobile, Entertainment

Manager shall provide a monthly report of its expenses hereunder.